EXHIBIT 23
TO FORM 10-K OF
SEA PINES ASSOCIATES, INC.

Consent of Independent Auditors

      We consent to the incorporation by reference in the Registration Statement on Form S-8, filed on June 18, 2001, pertaining to the Director Stock Compensation Plan and the Deferred Issuance Stock Plan of Sea Pines Associates, Inc. of our report dated December 8, 2003, except for the subsequent events paragraph in Note 7, as to which the date is December 17, 2003, with respect to the consolidated financial statements and schedule of Sea Pines Associates, Inc. included in the Annual Report (Form 10-K) for the year ended October 31, 2003.

/s/ Ernst & Young LLP

Atlanta, Georgia
January 23, 2004